EXHIBIT 99.2

[LVMH Letterhead]

VIA E-MAIL AND REGISTERED MAIL

September 8, 2020

Tiffany & Co.

200 Fifth Avenue

New York, NY 10010

Attention: Leigh M. Harlan (leigh.harlan@tiffany.com)

Dear Leigh:

Reference is made to the Agreement and Plan of Merger dated as of November 24, 2019 (the “Merger Agreement”). As Mr. Belloni discussed with Mr. Farah earlier today, and pursuant to Sections 7.3(b)(iii) and 7.14 of the Merger Agreement, I am enclosing an English translation of a letter dated August 31, 2020 we received from the French Minister of Foreign Affairs. Your legal counsel is welcome to review the original French-language letter at our counsel’s Paris office: Skadden, Arps, Slate, Meagher & Flom LLP, 68, rue du Faubourg Saint-Honoré, 75008 Paris, France. If you would like to do so, please let me know, and I will make the necessary arrangements.

Regards,

/s/ Bernard Kuhn
Bernard Kuhn
General Counsel

Enclosure

CC:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention: Frank J. Aquila (aquilaf@sullcrom.com)

Melissa Sawyer (sawyerm@sullcrom.com)

– and –

LVMH Moët Hennessy – Louis Vuitton SE au capital de 151 427 201,70 euros / 775 670 417 R.C.S. Paris / APE 6420 Z

TVA FR 81775 670 417 / Siège Social: 22, Avenue Montaigne 75382 Paris, Cedex 08 / +33(0)144 13 22 22 / www.lvmb.com

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Howard L. Ellin (howard.ellin@skadden.com)

Sean C. Doyle (sean.doyle@skadden.com)

– and –

Skadden, Arps, Slate, Meagher & Flom LLP

68, rue du Faubourg Saint-Honoré

75008 Paris, France

Attention: Armand W. Grumberg (armand.grumberg@skadden.com)

Letter from the “Ministre de l’Europe et des Affaires Etrangères” to Mr Bernard Arnault, Chairman and CEO of LVMH Moet Hennessy Louis Vuitton

August 31, 2020

Mr. President,

As you are aware, the American government has decided to implement an additional customs duty on the import of certain French goods, in particular goods in the luxury sector, in reaction to France adopting a digital services tax, with the U.S. deferring the application thereof until January 6, 2021.

France considers these measures legally objectionable, in view of the rules of the World Trade Organization, in particular the General Agreement on Trade in Services, and intends, together with its European partners, to take measures in order to dissuade the American authorities from putting these tariff sanctions into effect.

Consequently, and because the implementation of these tariffs may affect France’s external relations, for which my department is responsible, proposed investments by French companies in sectors that could be subject to such sanctions must be reevaluated in light of this new context. My attention was drawn to the most important current investment, which is your Group’s pending acquisition of Tiffany.

In order to support the steps taken vis-a-vis the American government, you should defer the closing of the pending Tiffany transaction until January 6, 2021.

I am sure that you will understand the need to take part in our country’s efforts to defend its national interests.

Sincerely yours,

[Signed by the France Secretary of State]